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                                                                    EXHIBIT 99.1


            QUOKKA SPORTS ANNOUNCES ACQUISITION OF TOTAL SPORTS INC.
              o  Creates critical mass in U.S. mainstream sports
              o  Doubles the Quokka Sports Network audience size
              o  Consolidates production technology leadership
              o Accelerates planned path to profitability by three fiscal quarters

San Francisco, California (July 21, 2000) - Quokka Sports, Inc. (Nasdaq: QKKA), a leading provider of sports entertainment for the digital world(TM), today announced it has signed a definitive agreement to acquire Total Sports Inc., a leading sports Internet company. The acquisition will create critical mass in Quokka Sports' U.S. mainstream sports presence, double the Quokka Sports Network estimated audience size and consolidate the Company's technology leadership, and is expected to accelerate its path to profitability by three fiscal quarters.

Under the terms of the agreement, Quokka Sports will issue approximately 15 million shares of common stock in exchange for ownership of the privately-held Total Sports Inc., valuing the acquisition at approximately $130 million. The transaction is currently expected to close in October 2000, subject to various conditions including approval by Quokka Sports and Total Sports stockholders and other customary conditions.

Founded in 1997, Total Sports is an online sports media company that is a pioneer in real time sporting event coverage for mainstream sports. The company owns and operates the Total Sports Network that features TotalCast(TM) live-event coverage of Major League Baseball, NCAA basketball and NCAA football as well as every major college sports championship including the College World Series. In addition to live event coverage, the Total Sports Network offers proprietary historical databases, expert data analysis and breaking news for their loyal fan communities. Last year, Total Sports produced TotalCast(TM) live event coverage for over 4600 games for these audiences, and according to company estimates, their network attracted over 1.5 million unique visitors per month. Allen & Company Incorporated and JP Morgan Securities served as financial advisors to Total Sports for the transaction.

"Total  Sports  is  a  leader  in  mainstream  sports   entertainment  that  has
established a strong presence and solid reputation in the marketplace. The acquisition of the Company will put Quokka Sports in the forefront of the digital sports entertainment industry and takes our company to a new level. We are continuing to build momentum in creating a digital sports entertainment network that captures the hearts and minds of sports enthusiasts. The natural synergies with the Total Sports organization makes this a tremendous and highly strategic acquisition for our company. This transaction will help make us one of the fastest growing digital content companies in the world today and get us to profitability ahead of current schedule." said Al Ramadan, President and CEO of Quokka Sports.


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"We have tremendous  respect for Al Ramadan and Quokka Sports  management," said
Frank Daniels III, Founder and Chairman of Total Sports. "They have built a great company and have cultivated an entrepreneurial culture that will mesh well with our own. Becoming a part of Quokka Sports will maximize our company's strengths and expertise in live event coverage and our experience in mainstream U.S. sports entertainment. We look forward to working with them to build the most valued company in our industry."


PATH TO  PROFITABILITY
With the acquisition, Quokka Sports will expand its digital entertainment network in U.S. mainstream sports to reach a much larger audience, create broader revenue opportunities from multiple revenue streams, decrease anticipated operational costs, and as a result, the Company plans to accelerate it's path to profitability.

The Quokka Sports Network of sport verticals, according to company estimates, attracts over 1.5 million unique visitors per month and has connected time of 36 minutes per unique visitor. Total Sports has built a U.S. mainstream sports entertainment network that according to company estimates, attracts 1.5 million unique visitors per month and has connected time of 10 minutes per unique visitor. By adding Total Sports programming for Major League Baseball, NCAA basketball and NCAA football to the Quokka Sports Network, the company expects to double its current network audience to 3 million unique visitors per month and continue to be one of the stickiest networks on the Internet today.

With a broader program offering and a wider network reach, Quokka Sports expects to increase revenue opportunities from sponsors and advertisers, content distribution and consumer products and services. The combined companies' revenue opportunities increase Quokka Sports current revenue forecasts in 2001 to $100 million, up from $13 million in 1999 and an anticipated $50 million in 2000.

On operational costs, the addition of Total Sports technology and production platform to Quokka Sports' existing infrastructure should reduce production costs by 30-40%. These operational improvements are
designed to  accelerate profitability   for  Quokka  Sports  three  fiscal
quarters  ahead  of  current estimates.

NETWORK  EXPANSION AND TECHNOLOGY  LEADERSHIP
To date, Quokka Sports has built a leadership presence in digital sports entertainment through its network of sport verticals, including the Olympics, Motorsports, Action Sports, Sailing and recently announced Golf vertical. The addition of Total Sports' expertise and presence in mainstream sports such as Major League Baseball, NCAA basketball and NCAA football will greatly expand Quokka's product offering and U.S. audience presence. In the U.S. alone, industry experts estimate the number of online sports enthusiasts of Major League Baseball to be about 22 million enthusiasts, with NCAA basketball and NCAA football also attracting over 22 million online enthusiasts to each sport. The Company anticipates the addition of these new sports verticals with Total Sports' product offering will double the Quokka Sports Network current audience to over 3 million unique visitors per month.

In technology, the addition of Total Sports' production infrastructure is expected to expand Quokka Sports' technology leadership in digital entertainment while reducing production


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expenses. Quokka Sports has grown its digital entertainment distribution network to include every major digital platform available across today's digital media landscape - web, wireless, broadband and converged platforms. For mainstream sports, Total Sports has developed a live event technology, The TotalCast(TM) System, designed specifically to effectively manage the production of hundreds of concurrent games and events for multiple sports while maintaining bandwidth efficiency. Its publishing system is a scalable template based infrastructure that streamlines the publishing process and integration of content and allows for multiple platform content stream output- currently to the Web, PDA's and wireless phones.

These assets, combined with Quokka Sports existing digital platform for Web, wireless, broadband, and convergence distribution, will create a larger scalable platform for its existing digital sports entertainment and will have the flexibility to scale new sports and technologies as opportunities for expansion are identified. This combined technology platform will be a cornerstone for continuing to differentiate Quokka Sports' digital sports entertainment in the marketplace.

'Total Sports' mainstream sport entertainment network and technology and production systems are assets that will enhance The Quokka Sports Network and our existing digital platform. We believe incorporating their product offering and technology into our company will attract an even wider audience to our network and improve our production efficiencies. As a result, we expect to accelerate our planned path to profitability," commented Alvaro Saralegui, Chief Operating Officer of Quokka Sports.

BILLION DOLLAR MARKET  OPPORTUNITY
According to a recent sports Internet report by U.S. Bancorp Piper Jaffray, the estimate for the online sports entertainment revenue opportunity is expected to be $2 billion in 2000, ramping to over $8 billion in the year 2004. The sources of these revenues include growth in sponsorship and advertising, ecommerce, content syndication and subscription.

Quokka Sports is well positioned to access this market opportunity as the Quokka Sports Network currently attracts sponsors and advertisers that desire access to its highly attractive audience demographics in a digital immersive environment, has content distribution agreements with major service providers such as Yahoo!, Excite@Home, and Terra Networks S.A. and has created consumer interest for its specialty merchandise. To date, Total Sports has also developed revenue from sponsors and advertisers attracted Web and wireless content distribution partners and effectively sold consumer products and services for mainstream U.S. sports. Their success will be complementary and accretive to Quokka Sports' existing revenue model, and combined, create a stronger presence in the market.

In sponsorship and advertising, Quokka Sports offers its sponsors a differentiated sports immersion product that has proved to be attractive to companies wanting to access the highly attractive sports enthusiast demographic in an immersive digital environment. For example, during Quokka Sports recent event coverage of the 100th U.S. Open at Pebble Beach, the company provided brand immersion products that provided greater return for sponsors than normal, as click through rates were five times the industry standard of online advertising providers. Quokka Sports intends to continue this approach with its new sport verticals in Major League Baseball, NCAA basketball and NCAA and will now offer sponsors and advertisers


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access to  sports  enthusiasts  of these  sports  in a more  immersive,  digital environment than ever before.

Saralegui continued "We are excited to be offering our brand immersion products to sponsors and advertisers wanting to get in front of U.S. sports audiences in a digital, immersive environment. To date, we have had considerable success in monetizing our growing network audience and we are excited about our prospects for bringing this expertise to some of the top mainstream U.S. sports."

ABOUT TOTAL SPORTS
Located in Raleigh, North Carolina, Total Sports is an online sports media company that owns and operates The Total Sports Network, which features TotalCast(TM) live-event programming, also integrates interactive graphical, textual and statistical analysis and information. Total Sports has strategic relationships with NBC Sports, Major League Baseball, the NCAA, the Southeastern Conference (SEC), Associated Press, AOL, The Wall Street Journal, and The Los Angeles Times among others. In addition, Total Sports is a leader in developing and marketing technology and content-based solutions for sports rights holders, media companies and companies invested in sports as a part of their business strategy.

ABOUT QUOKKA SPORTS
Quokka Sports, a leading provider of sports entertainment for the digital world(TM), creates complete interactive sports experiences that fulfill the passions of sports enthusiasts worldwide. Quokka Sports leverages digital technology to offer rich, immersive presentations that include live event coverage, news and information, analysis, audio and text dispatches from athletes, games, community forums, and premium shopping.

The Quokka Sports Network (Quokka.com) is comprised of several sport verticals that feature some of the world's premier sporting properties. These include and coverage of 35 Olympic sports through NBCOlympics.com, Motor Racing (cart.com, motograndprix.com), Action Sports (MountainZone.com coverage of skiing, climbing, hiking, snowboarding, adventure racing and mountain biking), and Sailing (americascup.org, volvooceanrace.org, btchallenge.com.) Quokka Sports develops its content for a broad range of digital platforms from narrowband and broadband Internet to wireless and converged devices. Quokka Sports' innovative sports entertainment productions are enabled by Quokka Performance Team members Compaq Computer Corporation, Computer Associates International, Inc. and Intel Corporation. Quokka Sports has offices in San Francisco, London, New York, Seattle, Detroit, Chicago, Washington D.C. and San Diego.


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"QUOKKA"  AND "QUOKKA  SPORTS" ARE  REGISTERED  TRADEMARKS,  AND "QUOKKA  SPORTS
IMMERSION,"

"QNEWS," "WHAT HAPPENS NEXT," "SPORTS ENTERTAINMENT FOR THE DIGITAL WORLD" AND THE QUOKKA LOGOS ARE TRADEMARKS OF QUOKKA SPORTS, INC.


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Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

        Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including the Company's ability to improve its gross margin and profitability, increase revenue opportunities, complete the transaction, effectively integrate the operations of the combining companies, attract and retain an audience, develop and launch programming, capture productions and technology efficiencies, and attract and retain sponsors, as well as the other risks detailed from time to time in the Company's SEC filings, including its Report on Form 10-K for the year ended December 31, 1999, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and its Report on Form 8-K dated May 11, 2000. Actual results could differ materially from those discussed and reported results should not be considered as an indication of future performance. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.